Exhibit 23.1




                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statements of Colonial Properties Trust on Form S-8 related to certain restricted shares and stock options filed on September 29, 1994; Form S-3 related to the Shelf Registration filed on January 8, 1997; Form S-3 related to the Dividend Reinvestment Plan filed on April 11, 1995, as amended; and Form S-8 related to the registration of common stock issuable under the Colonial Properties Trust 401(K)/Profit-Sharing Plan filed on October 15, 1996: of our report dated January 24, 1997 on our audits of the Consolidated Financial Statements and Financial Statement Schedules of Colonial Properties Trust as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995, and 1994, which report is incorporated by reference in this Form 10-K.


/s/ Coopers & Lybrand L.L.P.
COOPERS & LYBRAND L.L.P.


Birmingham, Alabama
March 28, 1997